UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2013

DATALINK CORPORATION

(Exact name of registrant as specified in charter)

Minnesota	000-29758	41-0856543
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

10050 Crosstown Circle, Suite 500, Eden Prairie, MN 55344

(Address of principal executive offices)

952-944-3462

(Registrant’s telephone number, including area code)

N/A

(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 17, 2013, Datalink Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) between the Company and Castle Pines Capital LLC (the “CPC”), an affiliate of Wells Fargo Bank, National Association (“Wells Fargo”).  The Credit Agreement provides for a channel finance facility (the “Channel Finance Facility”) and a revolving facility (the “Revolving Facility” and together with the Channel Finance Facility, the “Combined Facility”) in a maximum combined aggregate amount of $40 million.  Borrowing under the Revolving Facility cannot exceed the lesser of (i) $40 million minus the amount outstanding under the Channel Finance Facility or (ii) a borrowing base consisting of 85% of certain eligible accounts and 100% of channel financed inventory, subject to CPC’s ability to impose reserves in the future.  The Channel Finance Facility will finance certain purchases of inventory by the Company from vendors approved by CPC and the Revolving Facility may be used for working capital purposes and permitted acquisitions.

The amounts outstanding under the Revolving Facility will bear interest at a per annum rate of LIBOR plus 2%.  Advances under the Channel Finance Facility will not bear interest so long as they are paid by the applicable payment due date and advances that remain outstanding after the applicable payment due date will bear interest at a per annum rate of LIBOR plus 4%.  The Company is obligated to pay quarterly to CPC an unused commitment fee equal to 0.50% per annum on the average daily unused amount of the Combined Facility, with usage including the sum of any advances under either the Channel Finance Facility or the Revolving Facility.  The Combined Facility and certain bank product obligations owed to Wells Fargo or its affiliates are secured by substantially all of the Company’s personal property. The Credit Agreement terminates on July 17, 2016 and the Company will be obligated to pay certain prepayment fees if the Credit Agreement is terminated prior to that date.

The Credit Agreement contains customary representations, warranties, covenants and events of default, including but not limited to, covenants restricting the Company’s ability to (i) grant liens on the Company’s assets, (ii) make certain fundamental changes, including merging or consolidating with another entity or making any material change in the nature of the Company’s business, (iii) make certain dividends or distributions, (iv) make certain loans or investments, (v) guarantee or become liable in any way on certain liabilities or obligations of any other person or entity, or (vi) incur certain indebtedness. The Prior Credit Agreement (as defined below) included similar restrictions.

The Credit Agreement contains certain covenants regarding the Company’s financial performance, including (i) a minimum tangible net worth of at least $20 million, (ii) a maximum funded debt to EBITDA of no more than 3.00 to 1.00, and (iii) a minimum quarterly net income of at least $250,000.

Wells Fargo serves and may continue to serve as the Company’s transfer agent and has performed and may continue to perform commercial banking and financial services for the Company for which they have received and will continue to receive customary fees.

The Credit Agreement replaces the Company’s existing credit facility with Wells Fargo, which was terminated upon the effectiveness of the Credit Agreement (the “Prior Credit Agreement”).  The Company did not incur any early termination fees or penalties in connection with the termination of the Prior Credit Agreement.  The Prior Credit Agreement provided for a revolving line of credit for a total maximum borrowing amount of $20.0 million.

The full terms and conditions of this financing are set forth in the Credit Agreement.  A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 1.02.  Termination of a Material Definitive Agreement.

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

10.1                        Credit Agreement by and between Datalink Corporation and Castle Pines Capital LLC dated as of July 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 17, 2013

DATALINK CORPORATION

	By	/s/ Gregory T. Barnum
Gregory T. Barnum,
Chief Financial Officer

EXHIBIT INDEX

No.	Description	Manner of Filing
10.1	Credit Agreement by and between Datalink Corporation and Castle Pines Capital LLC dated July 17, 2013.	Filed Electronically